Exhibit 5.1

[Letterhead of Muldoon Murphy & Aguggia LLP]

March 23, 2006

Board of Directors

HealthExtras, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850

Re:	Registration Statement on Form S-3

Gentlemen:

We have acted as special counsel for HealthExtras, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-3 (the “Registration Statement”) by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the regulations promulgated thereunder. The Registration Statement relates to the offering (the “Offering”) by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of up to 3,000,000 shares of Common Stock (the “Secondary Shares”).

In the preparation of this opinion, we have examined originals or copies identified to our satisfaction of: (i) the Company’s articles of incorporation, as amended to date and currently in effect; (ii) the Registration Statement, including the prospectus contained therein and the exhibits thereto; (iii) certain resolutions of the Executive Committee of the Board of Directors of the Company; and (iv) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, the Selling Shareholders and Lehman Brothers Inc. We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies, the correctness of all certificates, and the accuracy and completeness of all records, documents, instruments and materials made available to us by the Company. We have also assumed that the Underwriting Agreement to be executed by the parties will be substantially in the form reviewed by us.

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. In rendering the opinion set forth below, we do not express any opinion concerning law other than the corporate law of the State of Delaware. Our opinion is expressed as of the date hereof and is based on laws currently in effect. Accordingly, the conclusions set forth in this opinion are subject to change in the event that any laws should change or be enacted in the future. We are under no obligation to update this opinion or to otherwise communicate with you in the event of any such change.

Based upon and subject to the foregoing, it is our opinion that the Secondary Shares have been validly issued and are fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of Common Stock” in the prospectus which is part of the Registration Statement, as such may be amended or supplemented. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Muldoon Murphy & Aguggia LLP

MULDOON MURPHY & AGUGGIA LLP